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                                                                     EXHIBIT 5.1

SULLIVAN & CROMWELL

New York Telephone: (212) 558-4000
Telex: 62694 (International) 127816 (Domestic)        125 Broad Street, New York
10004-2498
Cable Address: Ladycourt, New York
Facsimile: (212) 558-3588 (125 Broad Street)     375 Park Avenue, New York 10152
                        1701 Pennsylvania Ave., N.W. Washington, D.C. 20006-5805
                                 444 South Flower Street, Los Angeles 90071-2901
                                                   8, Place Vendome, 75001 Paris
                          St. Olave's House, 9a Ironmonger Lane, London EC2V 8EY
                                             101 Colllins Street, Melbourne 300D
                                  2-1, Marunouchi I-Chome, Chiyoda-Ku, Tokyo 100
                                           Nine Queen's Road, Central, Hong Kong


                                                                   April 9, 1999


Big Flower Press Holdings, Inc.,
  3 East 54th Street, 17th Floor,
    New York, NY 10022.

Dear Sirs:

    In connection with the registration under the Securities Act of 1933 (the "Act") of $250 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") of Big Flower Press Holdings, Inc. (the "Company") to be issued in exchange for the Company's outstanding 8 5/8% Senior Subordinated Notes due 2008 pursuant to (i) the Indenture, dated as of December 9, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company as trustee (the "Trustee"), and (ii) the Registration Rights Agreement, dated as of December 9, 1998 (the "Registration Rights Agreement"), by and among the Company and BT Alex. Brown Incorporated, Chase Securities Inc. and Goldman, Sachs & Co., we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.


    Upon the basis of such examination, we advise you that, in our opinion, the Exchange Notes have been duly authorized by the Company; and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-4 (File No. 333-71859) effective and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


    The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

    In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the Exchange Notes there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and that the issuance and delivery of the Exchange Notes, all of the terms of the Exchange Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.
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Big Flower Press Holdings, Inc.

    In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by us,
(iii) that the Trustee's certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                          Very truly yours,
                                          /s/ Sullivan & Cromwell